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                                                                    Exhibit 23.1



              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 22, 2002, accompanying the consolidated financial statements included in the Annual Report of Mace Security International, Inc. on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mace Security International, Inc. on Forms S-3 (File No. 333-87981, filed September 28, 1999 amended December 23, 1999; File No. 333-34096, filed April 5, 2000, and File No. 333-34536, filed April 11, 2000);
Form S-4 (File No. 333-89717 filed on October 26, 1999 amended December 21,
1999) and Forms S-8 (File No. 333-31757 filed on July 22, 1997 and File No. 333-93311 filed on December 21, 1999).



/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
February 22, 2002